Exhibit 99.2

Our Company

We provide wellsite services in the United States to oil and natural gas production companies, with a focus on well servicing, water logistics, and completion and remedial services which are trusted, safe, and reliable. These services are fundamental to establishing and maintaining the flow of oil and natural gas throughout the productive life of a well. Our broad range of services enables us to meet multiple needs of our customers at the wellsite. We were organized in 1992 as Sierra Well Service, Inc., a Delaware corporation, and in 2000 we changed our name to Basic Energy Services, Inc.

Our operations are managed regionally and are concentrated in major United States onshore oil and natural gas producing regions located in Texas, California, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana, Wyoming, North Dakota, and Colorado. Our operations are focused on liquids-rich basins that have historically exhibited strong drilling and production economics in recent years as well as natural gas-focused shale plays characterized by prolific reserves. Specifically, we have a significant presence in the Permian Basin and the Bakken, Eagle Ford, Haynesville, and Denver-Julesburg, as well as a recently-increased presence in California following the acquisition of C&J Well Services, Inc. on March 9, 2020. We provide our services to a diverse group of over 2,000 oil and gas companies.

Our current operating segments are Well Servicing, Water Logistics, and Completion & Remedial Services. These segments were selected based on management’s resource allocation and performance assessment in making decisions regarding the Company. Prior to December 2019, the Company operated an Other Services segment, which was comprised of contract drilling services and manufacturing and rig servicing. Contract drilling was discontinued as a service in the third quarter of 2019, and manufacturing and rig servicing was realigned with Well Servicing. Our Pumping Services Division, which was included in the Completion & Remedial Services segment was discontinued in the fourth quarter of 2019, and related assets and liabilities were divested or transferred to Assets or Liabilities Held for Sale on the Company’s Consolidated Balance Sheet. The results of both the Pumping Services Division and contract drilling services are included in Discontinued Operations in the Company’s Statement of Operations. The following is a description of our business segments included in continuing operations:

Well Servicing - Our Well Servicing segment (50% of our continuing revenues in 2020 as of September 30, 2020) operates our fleet of 539 active well servicing rigs and related equipment. Together with C&J Well Services rigs, we operate 539 active rigs including 396 high spec rigs. This business segment encompasses a full range of services performed with a mobile well servicing rig, including the installation and removal of downhole equipment and the completion of the well bore to initiate production of oil and natural gas. These services are performed to establish, maintain and improve production throughout the productive life of an oil and natural gas well and to plug and abandon a well at the end of its productive life. Our well servicing equipment and capabilities also facilitate most other services performed on a well.

Water Logistics - Our Water Logistics segment (35% of our continuing revenues in 2020 as of September 30, 2020) utilizes our fleet of 1,336 fluid service trucks and related assets, including specialized tank trucks, storage tanks, pipelines, water wells, disposal facilities and other related equipment. These assets provide, transport, store and dispose of a variety of fluids, as well as provide maintenance services. These services are required in most workover and completion and remedial projects and are routinely used in daily producing well operations.

Completion & Remedial Services - Our Completion & Remedial Services segment (15% of our continuing revenues in 2020 as of September 30, 2020) operates an array of specialized rental equipment and fishing tools, coiled tubing units, snubbing units, thru-tubing, and air compressor packages specially configured for underbalanced drilling operations.

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and total debt of the Company as of September 30, 2020:

1.	on an actual basis; and

2.

on an as adjusted basis to give effect to the Exchange Offer (assuming New Notes are issued at the New Notes Cap) and the Rights Offering (assuming the Rights Offering is fully subscribed and paid for).

The as adjusted columns of the following table are for illustrative purposes only and do not reflect (i) the payment of accrued and unpaid interest on the tendered Existing Notes through the Early Settlement Date, (ii) any unamortized premium on the New Notes or the New Super Priority Notes or (iii) fees and expenses related to the Exchange Offer, Rights Offering and Consent Solicitation.

The information in this table should be read in conjunction with “Use of Proceeds,” the historical financial statements of the Company and the respective accompanying notes thereto in the Annual Report and the Quarterly Reports incorporated by reference into this Offering Memorandum.

	Actual	As Adjusted
	(in thousands)
Cash and Cash Equivalents(1)	$6,806	$19,306

Debt:
10.75% Senior Notes due 2023	300,000	100,000
New Super Priority Notes offered hereby	—	20,000
New Notes offered hereby	—	80,000
ABL Credit Agreement	—	—
Second Lien Promissory Note(2)	—	—
Bridge Note(3)	15,000	15,000
Finance leases and other notes	20,071	20,071
Unamortized discounts and deferred financing costs	(23,412)	(12,135)
Total debt	$311,659	$222,936

(1)	As of September 30, 2020, we had an unrestricted cash and equivalents balance of $6.8 million.
(2)

$7.5 million of the Second Lien Promissory Note was drawn on October 15, 2020. We intend to use the net proceeds from the offering of the New Super Priority Notes to repay the Second Lien Promissory Note.

(3)

Senior Secured Promissory Note due 2023, dated as of March 9, 2020, executed by the Borrower and payable to Ascribe, and guaranteed by the guarantors to the ABL Credit Agreement, in the principal amount of $15.0 million.

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